EXHIBIT 5

                                                                June 27, 1995

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214

Gentlemen:

     We have acted as counsel to Community Bank System, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed with the Securities and Exchange Commission with respect to the Community Bank System, Inc. Employee Savings and Retirement Plan (the "Plan"). We have also acted as counsel to the Company in connection with the Registration Statement on Form S-2 (No. 33-58539)(the "S-2 Registration Statement") filed with the Securities and Exchange Commission, as amended, pertaining to the offering of 862,500 shares (including 112,500 shares to cover an over-allotment option granted to the underwriters) of its Common Stock with a par value of $1.25 (the "Common Stock Offering"), and the offering of 90,000 shares of its Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the "Preferred Stock Offering"). Certain of the shares of Common Stock offered in the Common Stock Offering are anticipated to be acquired by the Plan pursuant to a reserved share program established as part of the Common Stock Offering. The remaining shares of Common Stock acquired by the Plan have been or will be purchased over-the-counter on the Nasdaq National Market.

     With respect to the shares of Common Stock to be issued by the Company pursuant to the S-2 Registration Statement, it is our opinion that, upon consummation of the Common Stock Offering as described in the S-2 Registration Statement upon the terms and conditions set forth therein (including the reserved share program), the shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this letter as an exhibit to the S-8 Registration Statement.

                                               Very truly yours,

                                               BOND, SCHOENECK & KING, LLP